Exhibit 99.1

To our Valued Stockholders:

Given continued disruptions of COVID-19 (COVID) throughout the global economy and associated impacts on commercial real estate, we want to provide you with an update on the performance of Black Creek Industrial REIT IV (BCI IV) during this unprecedented time. The context in which we are providing this update is one in which stay-at-home orders and forced business shut-downs have been in place for over eight weeks in some parts of the country, but many states and local municipalities are beginning to re-open and there are signs that the government stimulus has started to reach businesses and individuals. The extent of the impact on the commercial real estate sector has varied dramatically across real property types and markets, with certain property segments such as hospitality, transportation, gaming, shopping malls, senior housing, and student living getting hit particularly hard. While not immune to the effects of COVID-19, the industrial property sector has remained relatively resilient through this time.

Against this backdrop, BCI IV released its NAV as of April 30, 2020 of $10.06 per share1, which is flat relative to the previous month’s NAV per share and represents, as of that date, with respect to our Class T shares, a 4.61% trailing one-year return and a since inception2 annualized return of 4.81%3. We believe that certain COVID-related adjustments, including reserves for items such as rent forbearance agreements and credit losses, which were reflected in March’s NAV, remain appropriate to account for short-term uncertainties and such reserves are also reflected in April’s NAV.

We remain confident in our ability to navigate this crisis with discipline and conviction. Our liquidity and balance sheet remain strong with over $500 million of cash and less than 30% leverage as of April 30, 20204. Our investment strategy remains consistent. We primarily focus on well-located, highly functional bulk distribution and light industrial facilities in the largest distribution and logistics markets across the United States. As of May 18, 2020, we have closed or are under contract to close over $300 million of acquisitions in the second quarter that will add high quality properties and additional creditworthy tenants to our portfolio5. While we continue to seek out additional acquisition opportunities, we have seen a significant slowing of marketed transactions around the country. As a result, our team remains a patient buyer of assets and stands ready to capitalize as investment opportunities arise. However, slower than anticipated deployment may reduce near term cash flow and may result in a short term drag on NAV in the absence of asset appreciation or continued expense support from our advisor.

In addition to acquiring new assets, as a hands-on operator, our asset management team continues to work directly with our tenants facing financial hardship and lost revenue. Importantly, new rent relief requests have significantly slowed over the past month, and many requests have been withdrawn as government stimulus dollars are received by certain of our tenants. Where appropriate, we continue to modify leases to provide temporary rent abatement, while also making modifications that we hope will permit us to recapture the abated rent over time. As of May 18, 2020, we had executed or agreed to such forbearance agreements with approximately 7% of our tenants as measured by gross rent, and collections for April 2020 are at approximately 86%. We do not currently expect any material difference for collections in May 2020.

The economic situation resulting from the COVID pandemic is evolving daily and we are constantly evaluating its impact. We continue to believe that the U.S. industrial real estate sector remains one of the best positioned within commercial real estate. The U.S. industrial sector entered this crisis with historically strong operating fundamentals complemented by structural tailwinds from the growth of e-commerce and we believe fundamentals will be resilient through the economic disruption. Further, we remain confident in our investment strategy and believe BCI IV is well positioned to navigate through these uncertain times and ultimately create long-term value for our stockholders. Most of all, we appreciate the trust you have placed in us and hope you all are staying safe.

Sincerely,

The Black Creek Team

Forward-Looking Statements

This letter includes certain statements that are intended to be deemed “forward-looking statements” within the meaning of, and to be covered by the safe harbor provisions contained in, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or other similar words or terms and include, without limitation, statements regarding BCI IV’s ability to successfully navigate through the current economic uncertainty, the resiliency of industrial real estate, BCI IV’s ability to acquire additional high quality industrial assets, BCI IV’s ability to continue to collect rent at current levels and to collect any rent abatements over time, the ability of tenants to obtain relief through government stimulus programs and/or insurance and the ability of our advisor’s asset management teams to successfully manage our properties and restructure leases, if necessary. These statements are based on certain assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause results to vary are the negative impact of COVID-19 on our financial condition and results of operations being more significant than expected, the negative impact of COVID-19 on our tenants being more significant than expected, the slower pace at which capital is expected to be raised compared to the pace of the first three months of 2020, general economic and business (particularly real estate and capital market) conditions being less favorable than expected, the business opportunities that may be presented to and pursued by us, changes in laws or regulations (including changes to laws governing the taxation of real estate investment trusts (“REITs”)), risk of acquisitions, availability and creditworthiness of prospective tenants, availability of capital (debt and equity), interest rate fluctuations, competition, supply and demand for properties in current and any proposed market areas in which we invest, our tenants’ ability and willingness to pay rent at current or increased levels, accounting principles, policies and guidelines applicable to REITs, environmental, regulatory and/or safety requirements, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond our control. For a further discussion of these factors and other risk factors that could lead to actual results materially different from those described in the forward-looking statements, see “Risk Factors” under Item 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and subsequent periodic and current reports filed with the Securities and Exchange Commission (“SEC”). We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

1 See BCI IV’s Current Report on Form 8-K, filed with the SEC on May 15, 2020 for important additional information concerning the calculation of our NAV as of April 30, 2020.

2 Inception is the date shares of BCI IV’s common stock were first issued to third-party investors in its initial public offering. The inception date for Class T shares was November 1, 2017.

3 For the same trailing one-year period ended April 30, 2020, Class T shares (with upfront sales load) returned -0.10%, Class I shares returned 5.64% and Class W shares returned 5.12%.  For the period from their respective inception dates to April 30, 2020, the annualized return for Class T shares (with upfront sales load) was 2.90%, for Class I shares was 5.85% and for Class W shares was 5.40%. The inception date for Class I Shares was November 1, 2017, and for Class W Shares was July 2, 2018. Performance is measured by total return, which includes income and appreciation (i.e., distributions paid and changes in NAV through the end of the applicable period) and is a compound rate of return that assumes reinvestment of all distributions for the respective time period. Past performance is not a guarantee of future results. Performance would be lower if calculated assuming that distributions are not reinvested. Performance data quoted above is historical and applies to Class T shares only. For the same periods, the return on Class T performance may be higher or lower than the performance data quoted. Actual individual investor returns will vary. The returns have been prepared using unaudited data and valuations of the underlying investments in BCI IV’s portfolio, which are estimates of fair value and form the basis for BCI IV’s NAV. Valuations based upon unaudited or estimated reports from the underlying investments may be subject to later adjustments or revisions, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated on any given day.

4 Leverage is calculated as our total borrowings outstanding divided by the fair value of our real property plus cash and cash equivalents.

5 There can be no assurance that we will complete the acquisition of the properties under contract.